Exhibit 99.1

GrowGeneration Reports Record Fiscal Year 2019 Revenues of $80 Million

2020 Revenue Guidance Set at $130-$135 Million
Adjusted EBITDA Guidance for 2020 is $11.5 Million-$13.5 Million
Q1 2020 Revenue Guidance $31.5-$32.5 Million

DENVER, March 27, 2020 /PRNewswire/ - GrowGeneration Corp. (NASDAQ:GRWG), ("GrowGen" or the "Company"), the largest chain of specialty hydroponic and organic garden centers, with currently 27 locations, today reported record revenue of $80 million for the 2019 fiscal year end.

2019 Financial Highlights:

•	Revenues up 174.9% to $79.7 million for 2019 compared to $29 million for 2018
•	Revenue up 180% to $25.4 million for Q4 2019 compared to $9.1 million for Q4 2018
•	Same store sales were $13 million for 2019 vs $9.5 million for 2018, a 36% increase
•	Same store sales were $11.9 million for Q4 2019 compared to $7.4 million for Q4 2018, an increase of $4.5 million or 62%
•	Adjusted EBITDA of $6.6 million for 2019 compared to $(823,843) for 2018, $.20 per share, basic
•	Adjusted EBITDA was $2.2 million for Q4 2019 compared to $(178,520) for Q4 2018
•	Net income of $1.9 million for 2019 compared to Net (loss) of $5.1 million for 2018
•	Gross profit margin percentage of 28.3% for 2019 compared to 22.2% for 2018
•	Gross profit was 25.8% for Q4 2019 compared to 15.1% for Q4 2018
•	Store operating costs as a percentage of sales was 12.7% for 2019 vs 17.9% for 2018
•	Store operating costs as a percentage of sales was 10.8% for Q4 2019 compared to 19.3% for Q4 2018
•	Corporate overhead as a percentage of revenue was 12.4% for 2019 vs 18.9% for 2018
•	Corporate payroll and general and administrative as a percentage of revenue was 8% for 2019 vs 11.2% for 2018
•	Net income (loss) per share, basic, was $.06 for 2019 vs $(.22) for 2018
•	Net income (loss) per share, fully diluted, was $.05 for 2019 vs $(.22) for 2018
•	Cash at December 31, 2019 was $13 million, Cash at March 23, 2020 is $10.4 million
•	Working capital was $30.6 million at December 31, 2019 vs $21.5 million at December 31, 2018

•	Proceeds from the sale of common stock and warrants was $10.4 million for 2019
•	All remaining convertible debt converted to commons stock in 2019
•	For 2020 we changed our independent auditors to Plante Moran, a 90-year-old, 3100-man public accounting firm, with 25 offices in the US and Internationally
•	Total new store and acquired stores for 2019 totaled 10 new store locations
•	Fully deployed enterprise resource planning (ERP) platform across all locations.
•	Up listed to the NASDAQ Exchange

Darren Lampert, Co-Founder and CEO, said, "the Company's fiscal year ending 2019 record financial results reflect our continued focus on revenue growth and EBITDA expansion. Revenue was up 174% year over year to $80 million. Adjusted EBITDA of $6.6 million for 2019 compared to $(823,843) for 2018, $.20 per share. Our same store sales were up 62% Q4 2019 versus Q4 2018. For the full year, same store sales were up 36% versus full year 2018. Our online business is now branded GrowGen.Pro and is being integrated as part of our omni channel strategy with all our stores locations, "Order online and Pickup in store". Our commercial division is now approaching $20 million in annual sales. The Company completed the rollout of its new ERP platform and all of our store operations are on our ERP platform. The GrowGen ERP platform is now fully deployed, providing business intelligence to lower costs, improve departmental productivity, integrate our online and store sales and supply channels and provides forecasting and reporting tools.

The 10 newly acquired stores and new store openings are all performing better than expected and have been successfully integrated into the operations of the overall company. The Company successfully integrated both GrowGen Miami, a February 2020 acquisition, and GrowGen Portland, a December 2019 acquisition, into its portfolio, with both operations now contributing revenue and EBITDA to the overall company. On March 7, 2020, we opened the largest hydroponic garden center in the US, a 40,000 sq ft commercial and online fulfillment center, located in Tulsa, OK.

As we continue to monitor the COVID-19 situation, GrowGen is considered an "essential" supplier to the agricultural industry, suppling the nutrients and nourishment required to feed their plants. Accordingly, we are open during this difficult time and will remain open for the foreseeable future. We have plans and procedures in place to ensure our customers and employees stay safe during this time of uncertainty. All of us at GrowGeneration remain committed to the safety and well-being of our customers and employees and send our prayers and thoughts to all in the growing community.

However, due to COVID-19 outbreak, the Company is focusing more on internal growth versus external growth for the next few quarters. We are focused on margin expansion strategies that include furthering the deployment of more private label products, executing and growing our Buy Online Pick Up In-Store plan and improving our customer service from both an acquisition and retention perceptive. With Portland, Miami and Tulsa 2 now contributing revenue and EBITDA, we continue to drive growth during these difficult times.

To do our part, GrowGeneration has committed to donate up to $500,000 of free product to our loyal customers that have been severely affected.

Revenue guidance for 2020 is $130M-$135M. Adjusted EBITDA guidance for 2020 is $11.5M-$13.5M. Revenue guidance for Q1 2020 is $31.5M-$32.5M. Q1 2020  projected revenue of approximately $32 million compared to  actual Q1 2019 revenue of $13.1 million, represents an increase of 144% "

About GrowGeneration Corp.:
GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 27 stores, which include 5 locations in Colorado, 5 locations in California, 2 locations in Nevada, 1 location in Washington, 4 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, 1 location in Oregon, 3 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators, located at https://growgen.pro/. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

•	Website: www.GrowGeneration.com
•	E-commerce: https://growgen.pro/
•	Facebook: GrowGenerationCorp
•	Twitter: @GrowGenOK
•	Instagram: growgen

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

GrowGeneration Corp. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018

ASSETS
Current assets:
Cash	$12,979,444	$14,639,981
Accounts receivable, net of allowance for doubtful accounts of $291,372 and $133,288 at December 31, 2019 and 2018	4,455,209	862,397
Inventory	22,659,357	8,869,469
Prepaid expenses and other current assets	2,549,559	606,037
Total current assets	42,643,569	24,977,884

Property and equipment, net	3,340,616	1,820,821
Operating leases right-of-use assets, net	7,628,591	-
Intangible assets, net	233,280	114,155
Goodwill	17,798,932	8,752,909
Other assets	377,364	227,205
TOTAL ASSETS	$72,022,352	$35,892,974

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,024,750	$1,819,411
Other accrued liabilities	-	40,151
Payroll and payroll tax liabilities	1,072,142	410,345
Customer deposits	2,503,785	516,038
Sales tax payable	533,656	191,958
Current maturities of right-of-use assets	1,836,700	-
Current portion of long-term debt	110,231	436,813
Total current liabilities	12,081,264	3,414,716

Long-term convertible debt, net of debt discount and debt issuance costs	-	2,044,113
Operating leases right-of-use assets, net of current maturities	5,807,266	-
Long-term debt, net of current portion	242,079	375,626
Total liabilities	18,130,609	5,834,455

Commitments and contingencies

Stockholders’ Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 36,876,305 and 27,948,609 shares issued and outstanding as of December 31, 2019 and 2018, respectively	36,876	27,949
Additional paid-in capital	60,742,055	38,796,562
Accumulated deficit	(6,887,188)	(8,765,992)
Total stockholders’ equity	53,891,743	30,058,519
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$72,022,352	$35,892,974

GrowGeneration Corp. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2019	2018

Sales	$79,733,568	$29,000,730
Cost of sales	57,171,721	22,556,172
Gross profit	22,561,847	6,444,558

Operating expenses:
Store operations	10,095,422	5,202,330
General and administrative	3,172,018	1,603,421
Share based compensation	2,490,535	1,895,219
Depreciation and amortization	1,044,553	351,070
Salaries and related expenses	3,619,197	1,648,166
Total operating expenses	20,421,726	10,700,206

Net income (loss) from operations	2,140,121	(4,255,648)

Other income (expense):
Other income (expense)	(4,545)	115,875
Interest income	144,725	79,184
Interest expense	(45,191)	(23,565)
Amortization of debt discount	(356,306)	(989,601
Total non-operating income (expense), net	(261,317)	(818,107

Net income (loss)	$1,878,804	$(5,073,755)

Net income (loss) per shares, basic	$.06	$(.22)
Net income (loss) per shares, diluted	$.05	$(.22)

Weighted average shares outstanding, basic	32,833,594	23,492,650
Weighted average shares outstanding, diluted	39,228,696	23,492,650

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Year ended
	December 31, 2019	December 31, 2018
Net Income (loss)	$1,878,804	$(5,073,755)
Interest	45,191	23,565
Depreciation and Amortization	1,044,553	351,070
EBITDA	2,968,548	(4,699,120)
Lease termination fees	-	35,000
Audit fees related to business combinations	-	85,200
Non-cash operating lease expense	16,375	-
Inventory valuation adjustments	809,286	870,257
Amortization of debt discount	356,306	989,601
Share based compensation (option comp, warrant comp, stock issued for services)	2,490,535	1,895,219

Adjusted EBITDA	$6,641,05	$(823,843)

Adjusted EBITDA per share, basic	$.20	$(.04)
Adjusted EBITDA per share, diluted	$.17	$(.04)